Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC 13E-3

LogicMark, Inc.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$1,500,000.00	0.0001381	$207.15

Total Transaction Valuation:		$1,500,000.00
Total Fees Due for Filing:				$207.15
Total Fees Previously Paid:				0.00
Total Fee Offsets:				207.15
Net Fee Due:				$0.00

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Offering Note(s)

(1)	Title of each class of securities to which transaction applies: common stock

Aggregate number of securities to which transaction applies: 1,143,759 shares of common stock

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(b), the maximum aggregate value was determined based on the sum of: (A) 1,143,759 shares of common stock multiplied by $1.311465 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00013810 by the sum determined in the preceding sentence.

Table 2 to Paragraph (a)(7)

Line Item Type	Notes	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	(1)		Schedule 14A	001-36616	08/14/2026		$207.15	$
Fee Offset Sources		LogicMark, Inc.	Schedule 14A	001-36616		08/14/2026			207.15

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Offset Note(s)

(1)	LogicMark, Inc. previously paid $207.15 upon the filing of its Schedule PREM 14A on August 14, 2026, in connection with the transaction reported hereby.